Exhibit 99.1

	CONTACT:	Charles F. Willis
Chief Executive Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance To Expand Presence in Regional Jet Market

NOVATO, CA — September 2, 2010 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced it has signed an agreement with SuperJet International to purchase six Sukhoi Superjet (SSJ) 100 aircraft and options for four additional aircraft.  The memorandum of understanding has a value of up to $300 million U.S. dollars under current list pricing and economic conditions.  The agreement refers to the SSJ100/95 LR aircraft model in the 98 seat configuration with the first delivery scheduled for September 2012.

“The Sukhoi Superjet represents a significant advancement in the regional jet market, and we believe it fills a need for efficient and affordable transportation to smaller regional centers,” said Charles F. Willis, President and Chief Executive Officer of Willis Lease.  “Based on early operating tests, the Sukhoi Superjet 100 may be able to deliver operating efficiencies of 10% or better over competing aircraft models.

“In addition to the strong potential we see for developing new regional markets throughout the world, we believe the transaction is a strategic one for us,” Willis continued.  “The international consortium of companies involved in the launch of this aircraft, include Powerjet which is comprised of NPO Saturn — the major Russian engine manufacturer- and Snecma, the French worldwide leader of engines for the SSJ 100 as well as the CFMI brand. These engines make up a significant portion of our current portfolio. In addition, the premier Russian aircraft manufacturer Sukhoi and the major Italian aerospace leader Alenia Aeronautica, a Finmeccanica Company, will provide an entry into these strategic new markets.

“By becoming the first US-based company to join this prestigious alliance, we can benefit from attractive financing alternatives and take a leading role in introducing this innovative aircraft to our global customer base,” Willis added.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

About SuperJet International:

SuperJet International, a joint venture between Alenia Aeronautica (51%) and Sukhoi Holding (49%), is in charge of marketing, sales, customization and delivery of the Sukhoi Superjet 100 regional jet in Europe, the Americas, Oceania, Africa and Japan. The Company is also responsible for the training and worldwide after-sales support, as well as the design and development of VIP and cargo variants. A SuperJet International branch is active in Moscow, together with a sales office in Washington, DC, USA.

Sukhoi Superjet 100 is a new family of regional jets. The aircraft was rolled out on September 26, 2007, in Komsomolsk-on-Amur, Russia. On May 19, 2008, the first Sukhoi Superjet 100 performed its maiden flight there. On October 24, 2008, after successful completion of factory flight tests, the aircraft emerged into its certification flight campaign. Since then four flight prototypes have been involved in certification campaign.  Prior to the 2010 Farnborough Airshow, airlines world wide have ordered 122 Sukhoi Superjet 100s, reaching a total number of 156 orders after the Airshow.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on September 2, 2010, at 3:00 a.m. PDT.